Filed Pursuant to Rule 424(b)(3)
Registration No. 333-239296

Prospectus Supplement No. 4

to Prospectus dated June 30, 2020

CEN BIOTECH INC.

6,851,843

Shares of Common Stock

This prospectus supplement No. 4 amends and supplements the prospectus dated June 30, 2020, prospectus supplement No. 1 dated July 31, 2020, prospectus supplement No. 2 dated November 6, 2020, and prospectus supplement No. 3 dated March 12, 2021, relating to the resale of up to 6,851,843 shares of common stock (referred to as common shares under Canadian corporate law), no par value per share of CEN Biotech Inc. (the “Company”) by the selling stockholders named in the prospectus. The foregoing prospectus and this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 5, 2021.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, prospectus supplement No. 1, prospectus supplement No. 2, and prospectus supplement No. 3, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, prospectus supplement No. 1, prospectus supplement No. 2, and prospectus supplement No. 3, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is April 5, 2021

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 4.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2021.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2021

CEN BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	000-55557	-
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300-3295 Quality Way

Windsor, Ontario

Canada

N8T 3R9

(Address of principal executive offices, including zip code)

(519) 419-4958

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

☑

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01 Other Events.

On April 5, 2021, CEN Biotech, Inc., an Ontario, Canada corporation (the “Company”) issued a press release (the "Press Release"). A copy of the Press Release is filed as Exhibit 99.1 hereto, is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	CEN Biotech, Inc. Press Release dated April 5, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CEN Biotech, Inc.

Date: April 5, 2021	By:	/s/ Bahige Chaaban
Bahige Chaaban
Interim Chief Executive Officer (principal executive officer)

Exhibit 99.1

CEN Biotech, Inc. Announces Trading Symbol “CENBF”

WINDSOR, ON, April 5, 2021 (Newswire) -  Cen Biotech, Inc. (the “Company”) a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products, announced today that the Financial Industry Regulatory Authority (“FINRA”) has given permission to a market maker to initiate a priced quotation of the Company’s common shares (the “Shares”) on the OTC Link alternative trading system (operated by OTC Markets Group Inc.) under the trading symbol “CENBF”.

Please note that FINRA's processing of a Form 211 in no way constitutes FINRA's approval of the security, the issuer, or the issuer's business and relates solely to the submitting broker-dealer's obligation to comply with FINRA Rule 6432 and SEC Rule 15c-211 when quoting a security.

The Company plans to apply to have its Shares traded on the OTCQB Venture Market. The OTCQB Venture Market, operated by OTC Markets Group Inc., is for early-stage and developing U.S. and international companies. To be eligible, companies must meet certain standards, including being current in their reporting and undergoing an annual verification and management certification process. Companies must also meet $0.01 bid test and may not be in bankruptcy. There can be no assurance that the Company can be successful in its OTCQB Application as planned, or at all.

The Company also plans to apply to the Depository Trust Company (“DTC”) for DWAC/FAST transfer for the Shares. DTC's Deposit and Withdrawal at Custodian ("DWAC") service provides participants with the ability to make electronic book-entry deposits and withdrawals of eligible securities into and out of their DTC book-entry accounts using a Fast Automated Securities Transfer service ("FAST") transfer agent as the distribution point. There can be no assurance that the Company can be successful in its DTC application as planned, or at all.

Forward-looking Statements

This press release contains “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability complete our intended actions as planned, the Company’s ability to continue as a going concern, as well as additional risks and uncertainties that are identified and described in the Company’s reports filed with the Securities and Exchange Commission. Results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement, except as required to in accordance with applicable laws.

About CEN Biotech, Inc.

CEN Biotech, Inc. is a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products. The Company intends to continue to explore the usage of hemp, which it now intends to cultivate for usage in industrial, medical and food products.

Press Contact

Brian S. Payne, Vice President

Direct: (519) 419-4958, Extension 1505

E-Mail: brian@cenbiotechinc.com